Exhibit 10.2

MARKEL CORPORATION
2016 EMPLOYEE STOCK PURCHASE AND BONUS PLAN

PREAMBLE

The Company has adopted the Markel Corporation 2016 Employee Stock Purchase and Bonus Plan (the “Plan”) in a continuation of the Company’s efforts to encourage share ownership by eligible employees and Directors. The Plan is intended to provide an easy method for making purchases of the Company’s Common Stock and to encourage share ownership by providing a share bonus based on the net increase in the number of shares of Common Stock purchased under the Plan by an eligible employee or Director in a given year.

The Plan replaces the Company’s prior Employee Stock Purchase and Bonus Plan which was originally effective in 2000 and was most recently amended in 2007 (the “Prior Plan”). The Plan will become effective upon the date of the Company’s 2016 annual meeting, subject to the approval of the Company’s shareholders. No new shares of Common Stock will be issued under the Prior Plan following the effective date of the Plan.

ARTICLE I
DEFINITIONS

“Administrator” has the meaning set forth in Article XIV below.

“Board” means the board of directors of the Company.

“CAGBV” means the Company’s compound annual growth in book value.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” has the meaning set forth in Article XI, Section 3(b) below.

“Common Stock” means the common stock, no par value, of the Company.

“Company” means Markel Corporation.

“Company Incentive Payment” has the meaning set forth in Article XI, Section 5 below.

“Director” means a non-employee member of the Board.

“Executive Officer” means an executive officer of the Company within the meaning of Section 402 of the Sarbanes Oxley Act of 2002, as amended.

“Investing Broker” has the meaning set forth in Article V, Section 1 below.

“Loan” means a loan to a Participant under the Loan Program pursuant to which the Participant borrows an amount from the Company equal to the full purchase price of shares of Common Stock purchased under the Plan.

“Loan Program” means the program described in Article XI below by which Participants may receive Loans from the Company to purchase Common Stock.

“Participant” means an eligible employee or Director who has purchased shares of Common Stock under the Plan.

“Plan” has the meaning set forth in the Preamble.

“Record Keeper” has the meaning set forth in Article V, Section 1 below.

“Special Stock Bonus Award” has the meaning set forth in Article XI, Section 4.

“Stock Bonus Award” has the meaning set forth in Article VIII, Section 1 below.

ARTICLE II
SHARE RESERVE

125,000 shares of Common Stock shall be reserved for issuance under the Plan. Shares issued under the Plan may be purchased on the open market or issued directly from the Company.

ARTICLE III
PLAN ELIGIBILITY

1.    All full-time and part-time employees of the Company or its designated subsidiaries are eligible to participate in the Plan. Subject to certain conditions set forth in Article IV below, Directors of the Company are also eligible to participate. An eligible Participant may elect to participate in the Plan by completing an enrollment form (available from the Company’s Human Resources Department or on the Company Intranet) and an IRS W-9 or W-8 Form (also available from the Company’s Human Resources Department or on the Company Intranet).

2.    An eligible Participant may elect to participate at any time, may make changes in the amount of deductions at any time and may also terminate participation at any time by sending written instructions directly to the Company’s Human Resources Department. Elections will become effective as soon as practicable following the receipt of the election or change form by the Human Resources Department.

3.    Participation in the Plan will automatically terminate in the payroll period following the date an employee ceases to be a full-time or part-time employee of the Company and its subsidiaries, or for Directors, on the date a Director ceases to serve as a Director of the Company.

ARTICLE IV
NON-EMPLOYEE DIRECTOR PARTICIPANTS

1.    Directors may participate in the Plan subject to the following conditions: (i) shares purchased under the Plan and awards made under the Plan must be held at least six months before they may be withdrawn from the Plan or otherwise sold or disposed of by the Director (the Director’s election to participate in the Plan authorizes the imposition of transfer restrictions as necessary to implement this provision); (ii) stock purchases made by a Director under the Plan may not exceed the amount of annual fees paid to the Director by the Company; and (iii) if a Director ceases participation in the Plan, he or she may not participate again for at least six months. Directors may not receive loans under the Loan Program.

2.    All other applicable plan provisions apply to a Director’s participation in the Plan.

ARTICLE V
METHOD FOR MAKING STOCK PURCHASES

1.    At the time of enrollment an eligible Participant will specify the amounts to be invested and the Company will regularly deduct the specified amount from the Participant’s pay. The Participant may also elect to purchase shares other than by payroll deduction provided each such purchase is for an amount of at least $500. Deductions or contributions made in currencies other than U.S. Dollars will be converted by the Company into U.S. Dollars at the then existing exchange rate as reasonably determined by the Company. Amounts contributed will be combined with all the money contributed by other Participants, if any, and then sent to the stock plan record keeper (the “Record Keeper”), who will then forward the amounts to one or more brokers (collectively the “Investing Broker”) to be used to purchase Common Stock at market prices current at the time of purchase. Purchases may be made on the open market or directly from the Company. The amount of all Participants’ deductions or contributions will be forwarded by the Company to the Record Keeper at least once a payroll cycle for payroll deduction purchases and as soon as practicable for lump sum and Loan Program purchases. Purchases will be made by the Record Keeper, upon receipt of the funds, no less frequently than once a payroll cycle for payroll deduction purchases and as soon as practicable for lump sum and Loan Program purchases. The purchase price for a Participant’s stock will be determined by the average of the market prices for the Common Stock purchased for all Participants in connection with the same purchase order placed by the Record Keeper.

2.    Each Participant must specify on the enrollment form provided by the Company the amount to be withheld from his or her gross paycheck (multiples of $5, minimum of $25 per pay period), and such deductions will remain in effect until the Participant files a new enrollment form or elects to terminate deductions.

ARTICLE VI
FEES AND EXPENSES

The Company will pay the Investing Broker’s fees for stock purchases made for Participants. The Company will also pay for the cost of administering the stock bonus feature of the Plan described below. The Investing Broker fees and other charges in connection with sales, or in connection with purchases of Common Stock or other securities not made under the Plan will be payable directly by the Participant ordering such transactions.

ARTICLE VII
PARTICIPANTS’ ACCOUNTS WITH THE RECORD KEEPER

1.    The Record Keeper will open and maintain an individual account for each Participant and will make purchases of Common Stock for the Participant’s account using deductions and contributions made for the Participant. Participants’ accounts will be credited with amounts that would represent “fractional shares.” Under this feature, cash amounts which are not sufficient to purchase whole shares will be credited to a Participant’s account as fractional interests. Certificates for fractional shares will not, however, be issued. Upon sale or distribution, a Participant will receive cash for such fractional interests based on the then current market price of the Common Stock as determined by the Record Keeper.

2.    Each Participant will receive a statement each quarter as long as there is a balance in his or her account and all notices of meetings, proxy statements and any other material distributed by the Company for the benefit of its stockholders. The Company will not be responsible for keeping records with respect to the Plan other than for payroll purposes and for purposes of determining the Stock Bonus

Awards described below. All other record keeping will be done by the Record Keeper. The Company may receive information about a Participant’s account, including purchases and sales, under the Plan.

ARTICLE VIII
STOCK BONUS AWARDS

1.    Participants will receive a stock bonus of ten percent of the net increase in shares of Common Stock purchased under the Plan during a given year (a “Stock Bonus Award”). Stock Bonus Awards will be based on the net number of shares of Common Stock purchased from January 1 through December 31 of a given year and will be issued to or on behalf of a Participant not later than March 31 following the end of the year. An employee will not receive a Stock Bonus Award unless he or she is an eligible Participant not on probation on the date the Stock Bonus Award is made. Stock Bonus Awards will not be counted as an increase in the number of shares purchased by a Participant during a calendar year.

2.    Unless other arrangements satisfactory to the Company in its sole discretion are made, the net increase in the number of shares purchased under the Plan will be based on statements provided by the Record Keeper and the Company will be entitled to rely conclusively on such statements in determining Stock Bonus Awards to be made under the Plan. Because Stock Bonus Awards will be determined by reference to the statements of the Record Keeper, any requests by a Participant for the issuance of shares in certificated form may cause those shares not to be reflected on the statements and accordingly not to be counted for purposes of determining the Stock Bonus Award.

3.    No Stock Bonus Award will be made for an increase in the number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

ARTICLE IX
SALE OF SHARES

1.    Each Participant may sell all or part of his or her stock by contacting the Record Keeper directly. Sales will be processed as soon as practicable on a daily basis. A Participant will be responsible for any sales or brokerage commission incurred in connection with a sale of shares. The right to receive a Stock Bonus Award may not be sold or transferred.

2.    Persons who are “affiliates” of the Company within the meaning of applicable federal securities laws and regulations (which, in general, means the executive officers and directors of the Company) may not resell shares of Common Stock acquired under the Plan in the absence of an effective registration statement under the Securities Act of 1933 (the “1933 Act”) or the availability of an exemption from such registration, such as the one afforded by Rule 144 of the 1933 Act. The acquisition of shares of Common Stock by executive officers and non-employee Directors (including the acquisition of shares by bonus awards) as well as any subsequent resale of such shares may be subject to Section 16 of the Securities Exchange Act of 1934 Act and the rules issued thereunder regarding “short swing” trading.

ARTICLE X
TAX CONSEQUENCES OF PLAN PARTICIPATION

Stock Bonus Awards and Special Stock Bonus Awards are subject to applicable income withholding requirements and, unless the Company in its sole discretion accepts another arrangement for the payment of such withholding, that withholding will be deducted from the employee’s first paycheck following receipt of an Award. Stock Bonus Awards received by Directors will not be subject to withholding (unless a Director is subject to back-up withholding) but may need to be considered by Directors when making estimated tax payments. Stock purchases made under the Loan Program will be made with after tax dollars and will not have a tax impact on the employee or provide a tax deduction for the Company.

ARTICLE XI
LOAN PROGRAM

1.Eligibility. The Loan Program allows eligible employees to borrow money from the Company for the purpose of purchasing shares of Common Stock under the Plan. The Loan Program is available to all regular full-time and part-time employees of the Company and its designated subsidiaries. Loans under the Loan Program are not available to (x) Directors and Executive Officers, (y) employees who are on probation and (z) employees who are employed (i) to perform a specific assignment, (ii) for a period of time of limited duration, (iii) at a location, business unit or division that is being closed, or (iv) who have failed, when required, to execute and deliver an “employee secrecy and non-piracy agreement” or similar nondisclosure or confidentiality agreement on a form provided by the Company. Loans under the Loan Program are also not available to employees who participated in the Loan Program or a previous loan program and who have disposed of their stock when such disposal was not previously approved by the Company’s Human Resources Department. All requests by eligible employees to participate in the Loan Program are subject to approval, disapproval or reductions in loan amount by the Executive Officers of the Company.

2.Levels of Participation. In order to participate in the Loan Program, a participant must agree to borrow a minimum of $10,000. If an employee’s base salary is less than $50,000, the maximum aggregate principal amount outstanding of all Loans to the employee under the Loan Program generally will be limited to 50% of the employee’s base salary. If an employee’s base salary is greater than or equal to $50,000, the maximum aggregate principal amount outstanding of all Loans available to the employee under the Loan Program generally will be limited to 100% of base salary. In either case, the Executive Officers of the Company may, in their sole discretion and if requested, approve a greater amount up to a maximum of four times base salary or, under special circumstances, $1,000,000. The aggregate principal amount outstanding of all Loans to an employee may not exceed $1,000,000 without the approval of the Board or the Compensation Committee of the Board.

3.Loan Terms

a.Amount. The Loan to an employee will be in an original principal amount equal to $10,000 and increments above that amount of $2,500, as selected by the employee. Loan amounts selected in a currency other than U.S. Dollars will be converted by the Company into, and the Loan will be made in, U.S. Dollars at the then existing exchange rate as reasonably determined by the Company. The Loan will be unsecured but will be full recourse to the employee. This means the Loan will represent an unconditional promise to repay the principal amount borrowed plus accrued interest irrespective of the value of the shares of Common Stock purchased under the Plan. Any unpaid principal and interest on the Loan will be due on April 1 of the tenth year from the year the Loan is made. Loans may become due and payable at earlier times upon the occurrence of certain events as provided in Section 3(d) below.

b.Interest. The Loan will accrue interest from the date on which shares are purchased (“Closing”) until paid in full at a rate of 3% per year. The interest rate may increase if any of the shares (including Special Stock Bonus Awards) acquired under the Loan Program or previous loan programs are sold, pledged or otherwise transferred except as permitted by the Plan. The interest rate may also increase upon termination of employment of an employee who is a “specified employee” for purposes of Section 409A of the Code as provided in Section 3(d) below.

c.Payments.

(i)    If the original principal amount of the Loan is less than $25,000, payment must be made by bi-weekly or monthly payroll deductions, as applicable, which will begin as soon as practicable after Closing. If the Loan amount is greater than or equal to $25,000, an employee may elect to make annual payments on March 31 of each year. For annual payment loans made during the first calendar quarter of the year the full annual payment will be due on the following March 31; for annual payment loans made in the second calendar quarter the first payment due will be 75% of the annual amount; for annual payment loans made in the third calendar quarter the first payment due will be 50% of the annual amount and for loans made in the fourth quarter the first payment due will be 25% of the annual amount.

(ii)    Payment amounts, whether bi-weekly, monthly or annual, will be based on a 3% interest rate per annum and assuming full amortization of the Loan over a 15-year term. The Loan will, however, be due and payable in full on April 1 of the tenth year from the year the loan is made; for example a loan made in August 2016 will be due and payable on April 1, 2026. There will be a balloon payment of remaining principal and accrued interest due at maturity.

(iii)    The following table gives the payment amounts (both recurring and balloon) per $1,000 borrowed for biweekly (North American operations), monthly (International operations) and annual payments (all operations). For purposes of calculating the balloon payment the loan is assumed to begin on August 1 of a given year.

	Recurring amount	Balloon amount
Bi-weekly	3.17	405.82
Monthly	6.90	408.42
Annual	83.78	424.95

d.    Other Terms

(i)    All Loans under the Loan Program may be prepaid at any time. Prepayments will be applied first to accrued but unpaid interest and then to principal. Unless a prepayment is equal to or greater than 10% of the then outstanding Loan balance, prepayments will not change the amount of required payments; they will instead reduce the balance of the Loan resulting in a smaller balloon payment or full repayment before the normal maturity date. If a prepayment is equal to or greater than 10% of the then outstanding Loan balance the Company will, at a Participant’s request, prepare a new payment schedule which will provide for the repayment of the remaining Loan balance at the original maturity date in substantially equal installments (either by-weekly or annual, as applicable) on the terms described above.

(ii)    A Loan will become due and payable at the option of the Company upon

(A) the failure by an employee to make any payment when due; (B) an employee’s insolvency, application for appointment of receiver, filing of a petition under any bankruptcy law or the making of an assignment for the benefit of creditors; (C) an employee’s death or long-term disability or (D) termination of employment with the Company or its subsidiaries, whether voluntary or involuntary, by reason of retirement or otherwise. Loans become due and payable, at the Company’s option, six months after termination of employment due to downsizing or reduction in force and 90 days after termination of employment for other reasons, but in no event later than March 15 of the year following termination for employees who are “specified employees” for purposes of Section 409A of the Code. Upon termination of employment of a “specified employee”, the interest rate for a “below market loan” to the employee will increase to the applicable federal rate in effect on the Closing of such loan.

(iii)    Because the Loan Program is designed to encourage long-term employee ownership of Common Stock, if any shares of Common Stock acquired by a Participant under the Loan Program or previous loan programs (including the Special Stock Bonus Award) are sold, pledged or otherwise transferred, the interest rate on the Loan will be immediately adjusted to a market rate which the Company has determined to be the Prime Rate plus 7%, and payments will also commence immediately at the higher rate. For those making payments by bi-weekly or monthly payroll deduction the payment amount will immediately increase. For those making annual payments, the next payment which would otherwise be due will be immediately due and payable and the remaining annual payment amounts will be increased to reflect the higher rate on the Loan. If a Participant withdraws any such shares from his or her account with the Record Keeper, the Participant must make arrangements satisfactory to the Company regarding the registration and/or custody of the share certificates so that the Company can determine the interest rate and payment terms applicable to the Participant’s Loan; a failure to make such arrangements will result in the interest rate and payment terms being adjusted as described above.

(iv)    The Company will consider waiving the foregoing interest rate and payment adjustments if the purpose of the sale is (x) to fund a medical emergency or other financial hardship or (y) to fund an educational need. Any such waiver must be approved by the Company’s Human Resource Department in advance. In addition, the interest rate and payment adjustments will not apply if after giving effect to the sale the then current market value of the shares held in a Participant’s account with the Record Keeper equals or exceeds two times the then existing Loan balance.

(v)    Neither a Loan nor any rights or obligations thereunder will be transferable by the Participant except by will or the laws of descent and distribution. The promissory note evidencing the Loan may be sold or transferred by the Company.

4.    Special Stock Bonus Award. Participants in the Loan Program will receive a stock bonus of five percent of the number of shares of Common Stock purchased under the Loan Program (a “Special Stock Bonus Award”). Neither shares purchased under the Loan Program nor Special Stock Bonus Awards will be counted as an increase in the number of shares purchased by a Participant during a calendar year under the Plan for purposes of determining regular Stock Bonus Awards. An employee will not receive a Special Stock Bonus Award unless he or she is an eligible Participant not on probation on the date the Special Stock Bonus Award is delivered. No Special Stock Bonus Award will be made for an increase or decrease in a number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization.

Special Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

5.    Company Incentive Payments.

a.    In connection with the Loan Program the Company will provide an incentive payment (the “Company Incentive Payment”) based on a five-year CAGBV as follows:

5 year CAGBV	Company Incentive Payment as % of Original Loan Balance
Under 10%	0%
10%	1.0%
11%	2.0%
12%	3.0%
13%	4.0%
14%	5.0%
15%	6.0%
16%	7.0%
17% or more	Discretionary

b.    For purposes of calculating the CAGBV, book value will be adjusted to exclude the benefit of issuing equity securities at prices above the preceding year-end book value. The Board may amend the scale as well as the method used to calculate CAGBV at any time or from time to time in such respects as it deems advisable in order to respond to changes in the interest rate environment or other factors affecting the CAGBV, and all such modifications will apply to all Loans then outstanding under the Loan Program.

6.    Payment of Company Incentive Payment

a.    One-half of the calculated annual Company Incentive Payment will be applied to a Participant’s outstanding indebtedness to reduce the amount of the required balloon payment or the Loan balance and one-half of the calculated annual Company Incentive Payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the employee by March 31 of a given year, provided the employee is still employed on the date of payment.

b.    If a Loan commitment is received on or before July 1 of a year, a Participant will be eligible for one-half of the Company Incentive Payment, if any, for the year in which the Loan is made. A Participant will not receive a Company Incentive Payment unless he or she is an eligible Participant not on probation on the date the Company Incentive Payment is made.

ARTICLE XII
METHOD OF PURCHASES

1.    In order to participate in the Loan Program, each eligible Participant must complete and return a Loan Program enrollment agreement on a form provided by the Company to the Company’s Human Resources Department. Upon execution of the enrollment agreement, the Participant shall irrevocably agree, subject to any applicable disclosure requirements, to borrow the amount indicated in the enrollment agreement and to execute and deliver promissory notes and other agreements that the Company deems necessary or appropriate to implement the Loan Program. Each enrollment agreement is subject to acceptance or rejection by the Company, in whole or in part. The Record Keeper will make purchases as soon as practicable under the Loan Program. The purchase price for a Participant’s Common Stock will be determined by the average price paid for all of the Common Stock purchased for all Participants in connection with the same purchase order placed by the Record Keeper. Shares acquired under the Loan Program may be purchased in the open market or from the Company.

2.    A Participant will have full shareholder rights with respect to shares of Common Stock acquired under the Loan Program including the right to vote the shares. A Participant has the right to sell, pledge or otherwise dispose of such shares; however such actions may result in a higher interest rate and adjusted payment terms.

ARTICLE XIII
AMENDMENT/TERMINATION

The Board may terminate or amend the Plan (including the Loan Program) at any time or from time to time in such respects as it deems advisable, subject to approval of the Company’s shareholders to the extent required by the listing requirements of the New York Stock Exchange.

ARTICLE XIV
ADMINISTRATION

The Board or its authorized delegate (the “Administrator”) shall administer the Plan. The Administrator shall have general authority to impose any term, limitation or condition upon an award that the Administrator deems appropriate to achieve the objectives of the award. The Administrator may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Administrator shall be final and conclusive as to any Participant.

ARTICLE XV
MISCELLANEOUS

1.    The Plan and all awards granted under the Plan are intended to comply with the applicable requirements of Section 409A of the Code, except to the extent such awards qualify for an exemption therefrom, and shall be interpreted for all purposes in accordance with such intent. The Plan is intended to be unfunded for federal income tax purposes. The terms of the Plan and the issuance of Common Stock hereunder are subject to compliance with all applicable federal and state laws, rules and regulations, including without limitation applicable securities laws, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any shares of Company Stock issued under the Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

2.    The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws rules. The United States District Court for the Eastern District of Virginia or the Circuit Court for the County of Henrico shall have exclusive jurisdiction over any disputes arising out of or related to this Plan or Incentive Awards.